Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2013, relating to the consolidated financial statements of Ruckus Wireless, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Ruckus Wireless, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 5, 2013